Exhibit 99.1
May 7, 2019
JELD-WEN Announces First Quarter 2019 Results In-Line with Expectations and Updates 2019 Outlook
Charlotte, N.C. - JELD-WEN Holding, Inc. (NYSE:JELD) today announced results for the three months ended March 30, 2019 including net revenues of $1.011 billion, net income of $16.6 million, adjusted EBITDA of $90.6 million, earnings per share ("EPS") of $0.16 and adjusted EPS of $0.23.
Highlights:

•	Net revenues for the first quarter increased 6.8% year-over-year to $1.011 billion

•	Adjusted EBITDA for the first quarter increased by $2.8 million year-over-year to $90.6 million

•	Cash flow from operations improved $37.3 million year-over-year to a cash use of $28.0 million

•	Repurchased 939,798 shares for $15.0 million during the first quarter

•	Full year outlook for 2019 adjusted EBITDA increased to reflect the recent acquisition of VPI Quality Windows ("VPI"); expectations reaffirmed for full year core margin improvement

“Results for the quarter were consistent with our expectations, as we overcame anticipated headwinds in volume and product mix, as well as the unfavorable impact of foreign exchange, to deliver revenue and adjusted EBITDA growth of 6.8% and 3.2%, respectively" said Gary S. Michel, president and chief executive officer. "I am pleased with the execution of our team in the first quarter, as we remained disciplined on pricing to offset inflation and delivered positive productivity in our manufacturing operations. We also continued to make progress on our key strategic priorities for 2019 -- maintaining strong service levels to drive core revenue growth, deploying the JELD-WEN Excellence Model across the enterprise to generate increased productivity, executing on our footprint rationalization program, and integrating our recent acquisitions."

First Quarter 2019 Results

•	Favorable price/cost realization and cost productivity offset headwinds from volume/mix

•	Core adjusted EBITDA margins increased 40 basis points in North America; unchanged overall

•	Sequential acceleration of pricing in North America to 4% in the first quarter of 2019, from 3% in the fourth quarter of 2018
Net revenues for the three months ended March 30, 2019 increased $64.7 million, or 6.8%, to $1.011 billion, compared to $946.2 million for the same period last year. The increase in net revenues was driven by a 12% contribution from recent acquisitions, partially offset by a 4% adverse impact from foreign exchange. Core revenues, which exclude the impact of foreign exchange and acquisitions completed in the last twelve months, declined by 1% during the quarter. Core revenues included a 2% benefit from favorable pricing, which was offset by a 3% impact from unfavorable volume/mix.
Net income was $16.6 million, compared to net income of $40.3 million in the same quarter last year, a decrease of $23.7 million. The decrease in net income was primarily due to the non-recurrence of a $20.8 million one-time non-cash gain and related tax benefit associated with the revaluation of a minority investment in the first quarter of 2018. Adjusted net income for the first quarter was $23.1 million, compared to $26.1 million in the same quarter last year, a decrease of $3.0 million, due to an increase in interest expense and a higher effective tax rate. The effective book income tax rate in the quarter was 38.4%, higher than the full year expected tax rate of 33% to 36%. Excluding the impact of the GILTI provision of recent U.S. tax reform legislation, the first quarter effective book tax rate would have been approximately 30%.
EPS for the first quarter was $0.16 compared to $0.37 for the same quarter last year, a decrease of $0.21. Adjusted EPS was $0.23 in both periods.
Adjusted EBITDA increased $2.8 million, or 3.2%, to $90.6 million, compared to $87.8 million in the same quarter last year. Adjusted EBITDA margins decreased 30 basis points in the quarter to 9.0%, from 9.3% in the prior year, primarily due to the impact of recent acquisitions and the adverse impact from foreign currency exchange. First quarter 2019 core adjusted EBITDA margins were unchanged compared to the prior year, as core margin improvement in North America was offset by core margin reduction in Europe. Core margins in Australasia were unchanged.

On a segment basis for the first quarter of 2019, compared to the same period last year:

•
North America - Net revenues increased $67.8 million, or 13.6%, to $565.8 million, due primarily to a 15%      contribution from recent acquisitions, partially offset by a 1% decline in core revenues. Core revenues declined due to a volume/mix headwind of 5%, partially offset by a 4% benefit from pricing. Consistent with the prior quarter, volume headwinds were most significant in the U.S. windows and Canada businesses, and were aggravated by severe weather across many parts of North America. Adjusted EBITDA increased $6.5 million, or 13.8%, to $53.5 million. Adjusted EBITDA margins increased by 10 basis points to 9.5% due to a 40 basis point improvement in core margins, partially offset by the dilutive impact of recent acquisitions. Core margin benefit from pricing offset the unfavorable impact from volume/mix.

•
Europe - Net revenues decreased $1.7 million, or 0.6%, to $300.0 million, due to an 8% adverse impact from foreign exchange, partially offset by a 7% contribution from recent acquisitions and a 1% increase in core revenues. The improvement in core revenues was due to a 1% pricing benefit, as volume/mix was unchanged. Adjusted EBITDA decreased $5.6 million, or 16.7%, to $28.2 million. Adjusted EBITDA margins declined 180 basis points to 9.4%, primarily due to the dilutive impact of recent acquisitions and the adverse impact of foreign exchange, as well as a 50 basis point decrease in core margins. The decline in core margins was primarily due to input cost inflation, and to a lesser extent continued unfavorable channel and product mix, partially offset by an improvement in net cost productivity.

•
Australasia - Net revenues decreased $1.4 million, or 0.9%, to $145.2 million, due primarily to a 9% unfavorable impact from foreign exchange and a 2% decrease in core revenues, partially offset by a 10% contribution from recent acquisitions. Core revenues declined due to volume/mix, partially offset by favorable pricing. Adjusted EBITDA decreased $0.3 million, or 1.9%, to $16.4 million. Adjusted EBITDA margin contracted by 10 basis points to 11.3%, due primarily to unfavorable foreign exchange. Core margins were flat during the quarter, as net cost productivity offset the impact of unfavorable volume/mix.

Cash Flow and Balance Sheet

•	Free cash flow improved by $32.8 million year-over-year

•	Repurchased $15.0 million of common stock in the first quarter

•	Leverage ratios elevated temporarily; anticipated to be back within target range by year-end
Cash flows used in operations totaled $28.0 million in the first quarter of 2019, compared to $65.3 million in the first quarter of 2018. The improvement in cash flows used in operations was primarily due to an improvement in working capital. Free cash flow used in the first quarter of 2019 improved $32.8 million year over year to $59.9 million, from $92.7 million in the first quarter of 2018. The improvement in free cash flow was primarily due to improved working capital utilization, partially offset by increased capital expenditures.
The company repurchased 939,798 shares of its common stock for a total of $15.0 million during the first quarter. At the end of the quarter, $110.0 million was available for additional repurchases through December 2019 under the current authorization.
Cash and cash equivalents as of March 30, 2019 were $94.0 million, compared to $117.0 million as of December 31, 2018. Total debt as of March 30, 2019 was $1.573 billion, compared to $1.478 billion as of December 31, 2018.

Outlook for 2019

•	Outlook for 2019 updated to reflect the contribution of the recent acquisition of VPI; net revenue growth range remains 1% to 5% and adjusted EBITDA range increased to $475 million to $505 million

•	Confidence in 2019 outlook based on pipeline of productivity cost savings initiatives and pricing actions

•	Elevated capital expenditures to fund facility rationalization program, which will improve margins and return on invested capital, simplify operations, and drive efficiencies
The company’s updated outlook for adjusted EBITDA in 2019 is $475 million to $505 million, compared to its previous outlook of $470 million to $505 million, and adjusted EBITDA for 2018 of $465.3 million. The outlook still assumes net revenue growth of 1% to 5% and core adjusted EBITDA margin improvement of at least 40 basis points.
Full year 2019 capital expenditures are still expected to be in the range of $140 million to $160 million, compared to 2018 capital expenditures of $118.7 million.

"We remain confident that we will deliver our full year outlook for 2019 based on our strong visibility to cost savings projects and pricing actions and the demonstrated execution of our teams across the enterprise. While we are intently focused on driving improvement in our core operations, we will remain disciplined stewards of shareholder capital by investing in high-return organic projects, executing strategic acquisitions, and opportunistically repurchasing our shares," said Mr. Michel.

Conference Call Information
JELD-WEN management will host a conference call today, May 7, 2019, at 8 a.m. EDT, to discuss the company’s financial results. Interested investors and other parties can access the call either via webcast by visiting the Investor Relations section of the company's website at http://investors.jeld-wen.com, or by dialing (877) 396-4218 (domestic) or (647) 689-5631 (international). A slide presentation highlighting the company’s results will also be available on the Investor Relations section of the company’s website.
For those unable to listen to the live event, a webcast replay will be available approximately two hours following completion of the call.
To learn more about JELD-WEN, please visit the company’s website at http://investors.jeld-wen.com.
About JELD-WEN
JELD-WEN, founded in 1960, is one of the world’s largest door and window manufacturers, operating manufacturing facilities in 20 countries located primarily in North America, Europe and Australia. Headquartered in Charlotte, N.C., JELD-WEN designs, produces and distributes an extensive range of interior and exterior doors, wood, vinyl and aluminum windows and related products for use in the new construction and repair and remodeling of residential homes and non-residential buildings. JELD-WEN is a recognized leader in manufacturing energy-efficient products and has been an ENERGY STAR® Partner since 1998. Our products are marketed globally under the JELD-WEN® brand, along with several market-leading regional brands such as Swedoor® and DANA® in Europe and Corinthian®, Stegbar®, and Trend® in Australia.
Investor Relations Contact:
JELD-WEN Holding, Inc.
Chris Teachout
Investor Relations Manager
704-378-7007
investors@jeldwen.com

Forward-Looking Statements
This press release contains certain “forward-looking statements” regarding business strategies, market potential, future financial performance, the potential of our categories and brands, litigation outcomes, our outlook for 2019, and our expectations, beliefs, plans, objectives, prospects, assumptions, or other future events. Forward-looking statements are generally identified by our use of forward-looking terminology such as “anticipate”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “potential”, “predict”, “seek”, or “should”, or the negative thereof or other variations thereon or comparable terminology. Where, in any forward-looking statement, we express an expectation or belief as to future results or events, such expectation or belief is based on the current plans, expectations, assumptions, estimates, and projections of our management. Although we believe that these statements are based on reasonable expectations, assumptions, estimates and projections, they are only predictions and involve known and unknown risks, many of which are beyond our control that could cause actual outcomes and results to be materially different from those indicated in such statements.

Our actual results could differ materially from the results contemplated by these forward-looking statements due to a number of factors, including the factors discussed in our Annual Reports on Form 10-K, and our Quarterly Reports on Form 10-Q, both filed with the Securities and Exchange Commission.

The assumptions underlying the guidance provided for 2019 include the achievement of anticipated improvements in end markets, competitive position, product portfolio, and internal operations; stable macroeconomic factors; continued inflation in materials and freight costs; no further changes in foreign currency exchange and tax rates; successful integration of recent acquisitions; and our future business plans. The forward-looking statements included in this release are made as of the date hereof, and except as required by law, we undertake no obligation to update, amend or clarify any forward-looking statements to reflect events, new information or circumstances occurring after the date of this release.

Non-GAAP Financial Information
This press release presents certain “non-GAAP” financial measures. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the tables at the end of this press release. The company provides certain guidance solely on a non-GAAP basis because the company cannot predict certain elements that are included in certain reported GAAP results, including the variables and individual adjustments necessary for a reconciliation to GAAP. While management is not able to specifically quantify the reconciliation items for forward-looking non-GAAP measures without unreasonable effort, management bases the estimated ranges of non-GAAP measures for future periods on its reasonable estimates of such factors as assumed effective tax rate, assumed interest expense, and other assumptions about capital requirements for future periods. The variability of these items may have a significant impact on our future GAAP results.

We use Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income, and Adjusted EPS because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes Adjusted EBITDA and Adjusted EBITDA margin are helpful in highlighting trends because they exclude the results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. We use Adjusted EBITDA and Adjusted EBITDA margin to measure our financial performance and also to report our results to our board of directors. Further, our executive incentive compensation is based in part on Adjusted EBITDA. In addition, we use Adjusted EBITDA as calculated herein for purposes of calculating compliance with our debt covenants in certain of our debt facilities. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income (loss), adjusted for the following items: loss from discontinued operations, net of tax; equity earnings of non-consolidated entities; income tax (benefit) expense; depreciation and amortization; interest expense, net; impairment and restructuring charges; gain on previously held shares of equity investment; (gain) loss on sale of property and equipment; share-based compensation expense; non-cash foreign exchange transaction/translation (income) loss; other non-cash items; other items; and costs related to debt restructuring and debt refinancing. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net revenues.

We present free cash flow because we believe it assists investors and analysts in determining the quality of our earnings. We also use free cash flow to measure our financial performance and to report to our board of directors. In addition, our executive incentive compensation is based in part on free cash flow. We define free cash flow as cash flow from operations less capital expenditures (including purchases of intangible assets). Free cash flow should not be considered as an alternative to cash flows from operations as a liquidity measure.

Adjusted net income represents net income adjusted for the after-tax impact of i) non-cash foreign currency (gains) losses, ii) impairment and restructuring charges, iii) one-time non-cash gains, iv) other non-recurring expenses associated with certain matters such as our initial public offering, secondary offering, mergers, and litigation. Adjusted EPS represents net income per diluted share adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate adjusted net income as described above. Where applicable, such items are tax-effected at our estimated annual effective tax rate.

Other companies may compute these measures differently. No non-GAAP metric should be considered as an alternative to any other measure derived in accordance with GAAP.

Due to rounding, numbers presented throughout this document may not sum precisely to the totals provided and percentages may not precisely reflect the absolute figures.

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions)

	Three Months Ended
	March 30, 2019	March 31, 2018	% Variance
Net revenues	$1,010.9	$946.2	6.8%
Cost of sales	802.5	740.3	8.4%
Gross margin	208.4	205.9	1.3%
Selling, general and administrative	163.4	164.7	(0.8)%
Impairment and restructuring charges	3.7	3.0	25.1%
Operating income	41.4	38.2	8.3%
Interest expense, net	17.7	15.7	12.7%
Gain on previously held shares of an equity investment	—	(20.8)	100.0%
Other (income) expense	(3.2)	7.8	(141.2)%
Income before taxes, equity earnings and discontinued operations	26.9	35.5	(24.3)%
Income tax (benefit) expense	10.3	(4.0)	(356.8)%
Income from continuing operations, net of tax	16.6	39.5	(58.1)%
Equity earnings of non-consolidated entities	—	0.7	(100.0)%
Net income	$16.6	$40.3	(58.9)%
Other financial data:
Adjusted EBITDA(1)	$90.6	$87.8	3.2%
Adjusted EBITDA Margin(1)	9.0%	9.3%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA and Adjusted EBITDA Margin, see above under the heading “Non-GAAP Financial Information”.

JELD-WEN Holding, Inc.
Selected Financial Data (Unaudited)
(In millions)

	March 30, 2019	December 31, 2018
Consolidated balance sheet data:
Cash, cash equivalents	$94.0	$117.0
Accounts receivable, net	571.6	471.7
Inventories	548.0	513.2
Total current assets	1,267.9	1,151.5
Total assets	3,391.5	3,051.1
Accounts payable	285.9	250.3
Total current liabilities	774.2	670.3
Total debt	1,572.7	1,477.9
Total shareholders’ equity	763.9	767.8

	Three Months Ended
Statement of cash flows data:	March 30, 2019	March 31, 2018
Net cash flow provided by (used in):
Operating activities	$(28.0)	$(65.3)
Investing activities	(88.9)	(191.8)
Financing activities	93.5	107.4

JELD-WEN Holding, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)

	Three Months Ended
	March 30, 2019	March 31, 2018
Net income	$16.6	$40.3
Equity earnings of non-consolidated entities	—	(0.7)
Income tax expense (benefit)	10.3	(4.0)
Depreciation and amortization	30.9	28.5
Interest expense, net	17.7	15.7
Impairment and restructuring charges	3.7	3.0
Gain on previously held shares of an equity investment	—	(20.8)
Gain on sale of property and equipment	0.6	(0.1)
Stock-based compensation expense	2.6	2.0
Non-cash foreign exchange transaction/translation loss (income)	(3.4)	3.9
Other items(1)	11.7	20.3
Adjusted EBITDA(2)	$90.6	$87.8

(1)
Other items not core to business activity include: (i) in the three months ended March 30, 2019 (1) $5.2 in facility closure and consolidation costs related to our facility footprint rationalization program, (2) $2.7 in acquisition related costs, (3) $0.7 in legal costs and (4) $1.9 of other non-cash items; and (ii) in the three ended March 31, 2018 (1) $13.6 in legal costs, (2) $2.6 in acquisition costs, and (3) $2.4 in costs related to the departure of the former CEO.

(2)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.

	Three Months Ended
(amounts in millions, except share and per share data)	March 30, 2019	March 31, 2018
Net income attributable to common shareholders	$16.6	$40.3
Legal, acquisition and professional fees	2.9	9.1
Non-cash foreign exchange transactions/translation (income) loss	(2.2)	2.6
Impairment and restructuring charges	2.4	2.0
Facility closure and consolidation charges	3.4	—
Gain on previously held shares of an equity investment (1)	—	(20.8)
Deferred tax liability write-off associated with equity investment (1)	—	(7.1)
Adjusted net income (1)	$23.1	$26.1

Diluted net income per share	$0.16	$0.37
Legal, acquisition and professional fees	0.03	0.08
Non-cash foreign exchange transactions/translation (income) loss	(0.02)	0.02
Impairment and restructuring charges	0.03	0.02
Facility closure and consolidation charges	0.03	—
Gain on previously held shares of an equity investment (1)	—	(0.19)
Deferred tax liability write-off associated with equity investment (1)	—	(0.07)
Adjusted net income per share (1)	$0.23	$0.23

Diluted shares used in adjusted EPS calculation represent the fully dilutive shares for the three months ended March 30, 2018 and March 29, 2018, respectively.	101,461,293	108,867,800

(1)
Adjusted net income and adjusted EPS for the first quarter of 2018 have been revised to eliminate the estimated tax effect on these items because, due to their nature, a tax effect adjustment should not have been applied. As a result, first quarter 2018 adjusted net income as presented herein changed from $33.0 million as originally reported to $26.1 million, and adjusted EPS as presented herein changed from $0.30 as originally reported to $0.23.

Note: Except as otherwise noted, adjustments to net income and net income per share are tax-effected at an effective tax rate of 34.6% for the three months ended March 30, 2019 and 33.2% for the three months March 31, 2018.

	Three Months Ended
	March 30, 2019	March 31, 2018
Net cash provided by operating activities	$(28.0)	$(65.3)
Less capital expenditures	31.9	27.4
Free cash flow	$(59.9)	$(92.7)

JELD-WEN Holding, Inc.
Segment Results (Unaudited)
(In millions)

	Three Months Ended
	March 30, 2019	March 31, 2018
Net revenues from external customers			% Variance
North America	$565.8	$497.9	13.6%
Europe	300.0	301.7	(0.6)%
Australasia	145.2	146.6	(0.9)%
Total Consolidated	$1,010.9	$946.2	6.8%
Adjusted EBITDA(1)
North America	$53.5	$47.0	13.8%
Europe	28.2	33.8	(16.7)%
Australasia	16.4	16.7	(1.9)%
Corporate and unallocated costs	(7.5)	(9.8)	(22.7)%
Total Consolidated	$90.6	$87.8	3.2%

(1)
Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information”.